CONSOLIDATED ACQUISITION AGREEMENT

	AGREEMENT made this 29th day of March, 2005 by and among HEADLINERS ENTERTAINMENT GROUP, INC., a Delaware corporation with offices at 501 Bloomfield Avenue, Montclair, NJ 07042 ("Headliners"), PAUL BUTLER, with offices at 6728 Hyland Croy, Dublin, OH 43016 ("Butler"), and JHF PROPERTIES, LLC, an Ohio limited liability company with offices at 6728 Hyland Croy, Dublin, OH 43016 ("JHF")

	WHEREAS, Headliners is engaged in the business of developing, owning and operating comedy clubs under the service mark "Rascals" (the "Rascals Mark") and Butler and JHF (referred to herein collectively as the "Transferors") are engaged in the business of developing, owning and operating dance clubs under several service marks, including "Banana
Joe's," "Margarita Mama's," "Red Cheetah," "Parrot Beach" and "Cactus Cafe" (collectively, the "JHF Marks"); and

	WHEREAS, Headliners, Butler and JHF are parties to a "Properties Acquisition Agreement - Butler" dated June 23, 2004 (the "Butler
Agreement"), Headliners, Butler and JHF are parties to a "Project
Acquisition Agreement" dated June 23, 2004 (the "Projects Agreement"), both of which were modified by an Omnibus Modification Agreement dated November 22, 2004; and

	WHEREAS, the parties wish to modify the two agreements recited above and to consolidate their terms, as modified, into one single agreement.

	NOW, THEREFORE, it is agreed:

A.	TERMINATION OF BUTLER AGREEMENT AND PROJECTS AGREEMENT

         The Butler Agreement and the Projects Agreement are hereby terminated, and shall have no further force or effect.

I.	ACQUISITION OF PROPERTIES

        1.1	The Properties.  JHF manages entertainment facilities in
Cincinnati, Kansas City, Tucson, Jackson, Omaha and Louisville that carry on business under one of the JHF Marks (the "Projects"). Each Project is owned and operated by an Ohio limited liability company (a "Project Owner") as follows:

        a.      1133 Sycamore St. LLC (Cincinnati)
        b.      4115 Mil. Street LLC (Kansas City)
        c.      296 N. Stone LLC (Tucson)
        d.      6107 Ridgewood Rd LLC (Jackson)
        e.      1299 Farnam St LLC (Omaha)
        f.      JP 4th Street Line LLC (Louisville)

        1.2 Initial Closing. On the Initial Closing Date, the Transferors shall transfer to Headliners all of their record and equity interest in the five Project Owners other than JP 4th Street Line LLC ("Louisville"). Each of the Transferors shall execute and deliver such documents as are necessary to permit Headliners to assume control of the five Project Owners and to own and operate the businesses carried on by the Projects, including, as needed, assignments of leaseholds, liquor licenses, permits, and any other rights, interests and privileges which may be impaired by the assignment of ownership of a Project Owner. On the Initial Closing Date the Transferors shall also be deemed to have assigned to Headliners the right to receive the Net Cash Flow (as defined in Article III herein) of Louisville until the earlier of (a) a Second Closing pursuant to Section 1.3 hereof or (b) a termination of the assignment pursuant to Section 3.5.1.3 hereof.

        1.3 Second Closing. On the Second Closing Date, the Transferors shall transfer to Headliners all of their record and equity interest in Louisville. Each of the Transferors shall execute and deliver such documents as are necessary to permit Headliners to assume control of Louisville and to own and operate the business carried on by Louisville, including, as needed, assignments of leaseholds, liquor licenses, permits, and any other rights, interests and privileges which may be impaired by the assignment of ownership of that Project Owner.

        1.4 Warranties. The Transferors, jointly and severally, represent and warrant to Headliners that:

        1.4.1 The assignment of the Transferors' interests in the Project Owners pursuant to Section 1.2 and Section 1.3 will vest in Headliners all of the right, title and interest in the Project
Owners, free of liens, claims and encumbrances.

        1.4.2 The Project Owners hold unencumbered title to the leaseholds used by the Projects, and have full unencumbered right to the revenues generated by the Projects.

        1.5 Convertible Debenture. On the Initial Closing Date Headliners will issue to JHF a convertible debenture in the principal amount of Five Hundred Thousand Dollars ($500,000) and will issue to Butler a convertible debenture in the principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000) (collectively, the "Convertible Debentures"). Each of the Convertible Debentures will be in the form annexed hereto as Appendix
A. The Convertible Debentures, the Two Million Two Hundred Forty Thousand Dollars ($2,240,000) previously paid by Headliners to JHF, and the other undertakings by Headliners in this agreement will constitute the consideration given for the Project Owners.

	1.6	Registration Statement.  As soon as practicable after the
Initial Closing Date, Headliners shall prepare and file with the Securities and Exchange Commission a registration statement and such other documents, including a prospectus, as may be necessary in the opinion of counsel for Headliners in order to comply with the provisions of the Securities Act, so as to permit a public sale by JHF and Butler of the common shares issuable upon conversion of the Convertible Debentures and the shares issued in June 2004 to JHF that are referenced in Section 2.2 of this agreement (the "Registrable Shares"). In connection with the registration of the Registrable Shares, Headliners covenants and agrees as follows:

        a) Headliners will use its best efforts to cause the registration statement to be declared effective as promptly as practicable.

        b) Until either (i) all of the Registrable Shares have been sold or (ii) JHF and Butler will be able to sell all of the remaining Registrable Shares in the public market without a prospectus within a six month period, Headliners will file such amendments to the registration statement as are necessary in order to permit continued use of the prospectus.

        c) Headliners acknowledges that JHF and Butler are unfamiliar with the rules and procedures of the Securities and Exchange
Commission, and will rely on Headliners and its counsel for compliance therewith.

        1.7 Sale of Registrable Shares. Butler and JHF jointly agree that the maximum number of Registrable Shares which they will sell is that number of Registrable Shares that yields approximately $100,000 in net proceeds per week, averaged over a four week period. Upon request (made no more than once per month), Butler and JHF will account to Headliners for all sales of Registrable Shares, showing dates of sale and net proceeds.
The parties agree that any material breach by Butler or JHF of the covenant in this Section 1.7 will justify action by Headliners that will effect a de-registration of the remaining Registrable Shares. Prior to taking any action to effect a de-registration of the Registrable Shares, Headliners will give Butler written notice of the breach and allow him fifteen days to effect a cure.

        1.8 Initial Closing. The "Initial Closing" will take place at the offices of Headliners within two days after the execution of this agreement. The date on which the Initial Closing occurs will be the "Initial Closing Date." At the Initial Closing, in addition to all deliveries recited herein, each party will deliver to the other a certification attesting that the warranties and representations of that party made herein are true and correct on the Closing Date as if made with reference to the Closing Date. In the event that the Closing has not occurred on or prior to March 31, 2005, any of the parties may terminate this Agreement by notice to the other parties.

        1.9 Second Closing. The "Second Closing" will take place at the offices of Headliners on a date fixed by Headliners in a Closing Notice addressed to JHF. The date on which the Second Closing occurs will be the "Second Closing Date." The "Closing Notice" may be given at any time after the net proceeds realized by JHF from sale of shares obtained pursuant to
Section 3.5.1 of this agreement equal or exceed Two Million Three Hundred Thousand Dollars ($2,300,000).

II	ADDITIONAL PROJECTS

	2.1	The Virginia Project.  The parties have commenced development of a project in Hampton VA (the "Virginia Project").  Prior to this date
JHF has delivered to Headliners a design for the Virginia Project, which has been approved by Headliners. The Virginia Project will include a comedy club utilizing the Rascals Mark and related trade dress in close location to a dance club utilizing one of the JHF Marks and related trade dress. Headliners hereby retains JHF to design and develop the Virginia Project.

	2.2	Virginia Fee. JHF will be responsible for supervising the
development and construction of the Virginia Project. The "Fee" charged by JHF to Headliners for design, development and completion of the Virginia Project is One Million Four Hundred Thousand Dollars ($1,400,000) plus the value of the seven million common shares issued by Headliners to JHF in June 2004. The cash Fee will be payable at the Initial Closing. The Fee includes all costs and expenses of bringing the Virginia Project to its opening, including materials, labor, subcontractor invoices, and all compensation to be paid to JHF for its services and reimbursement of JHF's expenses. In the event that due to extraordinary, unforeseen circumstances, the Fee proves inadequate for the Virginia Project, JHF will provide Headliners with a detailed explanation of the cost overrun, and the parties will negotiate in good faith towards a resolution of the issue. Headliners acknowledges its understanding that the following items in connection with the initiation of operations of the Virginia Project are not included in the Fee and must be funded otherwise: inventory, training wages, advertising, initial cash drawer and similar expenditures.

	2.3	Virginia Development.  JHF has organized an Ohio limited
liability company named "JEP, Power Plant Way, LLC" (the "Virginia LLC") and owns all of the equity in the Virginia LLC. JHF will retain, in its own name and for its account or in the name of the Virginia LLC and for its account, such architects, contractors, and tradesmen as are required to construct the Project. JHF has delivered to Headliners a written schedule for completion of the Project, identifying and scheduling all significant development events.

	2.4	Virginia Cash Flow.  The Net Cash Flow (as defined in Article
III hereof) from the Virginia Project is hereby assigned to Headliners until the earlier of (a) a Virginia Closing pursuant to Section 2.5 hereof or (b) a termination of the assignment pursuant to either Section 3.5.1.1 or Section 3.5.1.2 hereof.

        2.5    Virginia Closing.   The "Virginia Closing" will take place at
the offices of Headliners on a date fixed by Headliners in a Virginia Closing Notice addressed to JHF. The date on which the Virginia Closing occurs will be the "Virginia Closing Date." The "Virginia Closing Notice" may be given at any time after the net proceeds realized by JHF from sale of shares obtained pursuant to Section 3.5.1 of this agreement equal or exceed One Million Three Hundred Thousand Dollars ($1,300,000). On the Virginia Closing Date, JHF shall transfer to Headliners all of its record and equity interest in the Virginia LLC. JHF shall execute and deliver such documents as are necessary to permit Headliners to assume control of the Virginia LLC and to own and operate the business carried on by the Virginia LLC, including, as needed, assignments of leaseholds, liquor licenses, permits, and any other rights, interests and privileges which may be impaired by the assignment of ownership of the Virginia LLC.

III.	MANAGEMENT SERVICES

        3.1 Services. During the period commencing on the Initial Closing Date and continuing until the second anniversary of the Second Closing
Date, JHF will provide such operational and financial management services as are required by the Projects and the Virginia Project and any other similar ventures jointly developed by Headliners and JHF (collectively, the "Managed Projects").

        3.2    Reports.  JHF shall perform all services required under this
Article III as an independent contractor; provided, however, that JHF shall consult with management of Headliners when requested and shall deliver such reports to Headliners as are reasonably requested in order to permit Headliners to assess the results of operations and the prospects of the ventures managed by JHF. Said reports to be delivered to Headliners will be identical in style and substance to the reports that JHF currently prepares for operations of the Project Owners, examples of which have been delivered to Headliners.

        3.3    Assignment of Obligations.  At any time during the term of this
Article III, the principals of JHF may organize a separate entity or entities, independent of JHF, for the purpose of assuming JHF's responsibilities under this Section III and receiving the related compensation. Such an assignment will be permissible hereunder if each new entity is managed by the principals and executives of JHF, and the services are performed by the principals and executives of JHF. Throughout this
Section III, any reference to JHF will include any assignee of JHF permitted under this Section 3.3.

        3.4    Bookkeeping, Banking and Finances.

        3.4.1 JHF shall provide Headliners with weekly financial reports for each of the Managed Projects. The weekly reports will be presented in the format now utilized by JHF for bookkeeping and financial reporting, samples of which have been provided to Headliners.

        3.4.2 JHF shall assist and cooperate with Headliners' internal bookkeeping and accounting staff and Headliners' independent accountants to permit them to prepare financial statements of the Managed Projects in accordance with generally accepted accounting standards, and to permit them to deliver such statements to Headliners no less than three weeks prior to each date on which Headliners is required to file consolidated financial statements with the Securities and Exchange Commission. JHF shall also cooperate in the implementation of any internal controls procedures which are recommended by Headliners or its independent accountants in order to comply with the regulations of the Securities and Exchange Commission. The foregoing notwithstanding, JHF shall have no liability for the costs, expenses or fees of Headliners' internal bookkeeping and accounting staff and Headliners' independent accountants, all of which shall be borne by Headliners. The cost of the audit shall not be allowed to impact any payments to JHF.

        3.4.3 One or more of the principals or executives of JHF shall be signatory on the bank accounts of each entity managed by JHF hereunder.
JHF is hereby authorized to make such payments on behalf of the Managed Projects as are appropriate to their business interests. JHF is further authorized to pay to itself from the cash resources of the managed entities amounts due pursuant to Section 3.5 or Section 3.7 hereof, to the extent that such payments shall not interfere with the business operations of the managed entities. JHF shall promptly account to Headliners in writing or electronically for any payment made by a managed entity to JHF. Such prompt accounting can be accomplished through the weekly reports referred to in Section 3.2 above.

        3.4.4 On Tuesday of each week, JHF shall cause each of the Managed Projects to wire to Headliners' account its entire bank balance less (a) the sum of all previously-issued but uncleared checks and (b) a reserve equal to ___________________.

        3.5 Compensation. The following payments and deliveries shall be made to JHF in compensation for the management services to be rendered pursuant to this Article III.

        3.5.1 Stock. On the Initial Closing Date Headliners shall issue to JHF shares of Headliners common stock that have a Market Value of Two Million Three Hundred Thousand Dollars ($2,300,000). JHF agrees that it will sell the shares for up to One Hundred Thousand Dollars ($100,000) per week, and shall deliver to Headliners copies of the confirmations of each sale. Three days after JHF notifies Headliners that it has sold all of the shares issued pursuant to this Section 3.5.1, Headliners shall issue to JHF additional shares of Headliners common stock whose Market Value equals the remainder of (i) $2,300,000 less (ii) the net proceeds of sales by JHF of shares previously issued pursuant to this Section 3.5.1 plus any payments by Headliners pursuant to Section 3.5.1.1, Section 3.5.1.2 or Section
3.5.1.3. Headliners shall continue to issue shares to JHF in this manner until the earlier of (x) the date on which the net proceeds of sales by JHF plus payments pursuant to Section 3.5.1.1 and Section 3.5.1.2 equal or exceed $2,300,000 or (y) the date on which, pursuant to Section 3.5.1.3 hereof, JHF terminates Headliners' right to give notice of the Second Closing Date. The issuance of shares pursuant to this Section 3.5.1 shall be made pursuant to the terms of an equity incentive plan that Headliners shall register with the SEC on Form S-8 and no additional registration statement will be necessary to permit JHF to resell the shares to the public. Headliners acknowledges that the shares being issued pursuant to this Section 3.5.1 compensate JHF primarily for services that will be rendered promptly after the Initial Closing Date, involving the implementation of systems necessary in order for the Project Owners to function as subsidiaries of a public company. For that reason, Headliners agrees that its obligation under this Section 3.5.1 is absolute and the shares to be issued hereunder are non-refundable, notwithstanding non-performance, underperformance or other breach by JHF. Headliners' obligation under this Section 3.5.1 shall not be subject to any right of offset.

        3.5.1.1 Liquidation Shortfall - Virginia (10 Weeks). In the event that on the date which is 10 weeks after April 18, 2005 (the "First
Virginia Testing Date"), despite best efforts by JHF, the net proceeds of sales by JHF of Headliners shares is less than Five Hundred Thousand
Dollars ($500,000), then Headliners will have sixty (60) days after the First Virginia Testing Date to effect a cure. The shortfall will be deemed to have been cured if on or before that sixtieth day the aggregate of (a) the net proceeds as of the First Virginia Testing Date plus (b) net proceeds realized by JHF after the Virginia Testing Date in excess of Fifty Thousand Dollars ($50,000) per week plus (c) cash paid by Headliners to JHF for this purpose equals or exceeds $500,000. The date on which the shortfall is cured is identified herein as the "First Virginia Cure Date." In the event that Headliners fails to effect a cure for the shortfall within the terms of this Section 3.5.1.1, JHF may by written notice to Headliners terminate Headliners' right hereunder to give notice of a Virginia Closing Date and terminate the assignment of Net Cash Flow described in Section 2.4 hereof. JHF's right to terminate Headliners' rights with respect to the Virginia Project will be JHF's exclusive remedy for Headliners' failure to cure a shortfall within the terms of this
Section 3.5.1.1

        3.5.1.2 Liquidation Shortfall - Virginia (26 Weeks). In the event that on the date which is 16 weeks after the later of the First Virginia Testing Date or the First Virginia Cure Date (the "Second Virginia Testing Date"), despite best efforts by JHF, the net proceeds of sales by JHF of Headliners shares is less than One Million Three Hundred Thousand Dollars ($1,300,000), then Headliners will have sixty (60) days after the Second Virginia Testing Date to effect a cure. The shortfall will be deemed to have been cured if on or before that sixtieth day the aggregate of (a) the net proceeds as of the Second Virginia Testing Date plus (b) net proceeds realized by JHF after the Second Virginia Testing Date in excess of Fifty Thousand Dollars ($50,000) per week plus (c) cash paid by Headliners to JHF for this purpose equals or exceeds $1,300,000. The date on which the shortfall is cured is identified herein as the "Second Virginia Cure Date." In the event that Headliners fails to effect a cure for the shortfall within the terms of this Section 3.5.1.2, JHF may by written notice to Headliners terminate Headliners' right hereunder to give notice of a Virginia Closing Date and terminate the assignment of Net Cash Flow described in Section 2.4 hereof. JHF's right to terminate Headliners' rights with respect to the Virginia Project will be JHF's exclusive remedy for Headliners' failure to cure a shortfall within the terms of this
Section 3.5.1.2

        3.5.1.3 Liquidation Shortfall - Louisville. In the event that on the date which is 20 weeks after the later of the Second Virginia Testing Date or the Second Virginia Cure Date (the "Louisville Testing Date"), despite best efforts by JHF, the net proceeds of sales by JHF of Headliners shares is less than Two Million Three Hundred Thousand Dollars ($2,300,000), then Headliners will have sixty (60) days after the Louisville Testing Date to effect a cure. The shortfall will be deemed to have been cured if on or before that sixtieth day the aggregate of (a) the net proceeds realized by JHF from sale of Headliners shares plus (b) cash paid by Headliners to JHF for this purpose equals or exceeds $2,300,000.
In the event that Headliners fails to effect a cure for the shortfall within the terms of this Section 3.5.1.3, JHF may by written notice to Headliners terminate Headliners' right hereunder to give notice of a Second Closing Date and terminate the assignment of Net Cash Flow of Louisville described in Section 1.2 hereof. JHF's right to terminate Headliners' rights with respect to Louisville will be JHF's exclusive remedy for Headliners' failure to cure a shortfall within the terms of this Section 3.5.1.3

        3.5.2  Cash Payments.

        3.5.2.1 Headliners shall pay to JHF a weekly fee, based on a "Week" commencing on Sunday and ending on Saturday. The weekly fee will equal (a) the Net Cash Flow of the Managed Projects during the Week less (b) Thirty-Two Thousand Five Hundred
Dollars ($32,500), but the fee shall not exceed the Weekly Cap.
The weekly fee will be paid on or before the Tuesday following the Week, prior to the transfer to Headliners of the bank balances required by Section 3.4.4 hereof. The "Weekly Cap" will be the greater of (A) Eleven Thousand Five Hundred Thirty-Eight Dollars ($11,538) or (B) 200% of the average weekly salary and bonus paid in cash to Headliners' Chief Executive Officer; provided, however, that if (a) any of the present principals or executives of JHF reduces the time he devotes to services under this Section III by more than seventy percent
(70%) for a period of two months, and (b) Headliners gives written notice to JHF specifying the details of the reduction, and (c) the performance level is not substantially restored within two weeks after notice is given, then the Weekly Cap shall be reduced to Five Thousand Seven Hundred Sixty-Nine
Dollars ($5,769).  The term "Net Cash Flow" as applied to a
Managed Property means the cash receipts from operations of the Managed Property less cash expenditures attributable to the business of the Managed Property other than payments pursuant to this agreement.

        3.5.2.2 Headliners will pay to JHF the sum of Three Thousand Five Hundred ($3,500) per week to reimburse it for office staff and other expenses it may incur in managing the Projects and the Properties;

        3.5.2.3 Headliners will pay to JHF the sum of Three Thousand Six Hundred Dollars ($3,600) per month to reimburse a car allowance for the principals and executives of JHF; and

        3.5.2.4 Headliners will reimburse JHF for health insurance premiums paid for the benefit of its principals, provided that the premiums do not exceed the premiums paid by Headliners for health insurance for its senior executives.

        3.6 Expenses of Operations. All travel cost, wage cost, accounting fees, consulting fees and any other cost directly associated with the operations of an entity managed by JHF hereunder will be born by the entity or by Headliners. JHF shall have no obligation to assume liability for any such expenses. In the event that JHF does satisfy any obligation of a managed entity, Headliners will reimburse JHF promptly.

        3.7 Lease. Headliners will enter into a lease for premises owned by JHF at 6728 Hyland Croy, Dublin, Ohio. The lease shall be for a term of five years. The total financial obligation of Headliners under the lease shall be a payment of Fifteen Thousand Dollars ($15,000) per month, which includes all CAM charges. Headliners shall make the premises available to JHF for its offices, including but not limited to the offices required for it to satisfy its obligations under this Article III.

        IV	WARRANTIES AND REPRESENTATIONS

        4.1 Transferors Warranties. The Transferors, jointly and severally, warrant and represent to Headliners that:

	4.1.1	Governmental Matters.  JHF has each permit, license, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other U.S., state, county, local or foreign governmental authority, instrumentality, agency or commission that is required by or with respect to the Project Owners, the Projects and their business ("Government Privileges"). On the Initial Closing Date, the Project Owners will have all such Government Privileges in full force and effect. JHF has not received notice that any governmental agency or authority is actively contemplating withdrawing or terminating any of the Governmental Privileges.

	4.1.2	Taxes.  Each of the Project Owners has filed all tax returns that it is required to file with all governmental agencies, wherever situate, and has paid or accrued for payment all taxes as shown on such returns except for taxes being contested in good faith. There is no material claim for taxes that is a lien against the property of any Project Owner other than liens for taxes not yet due and payable.

	4.1.3 	Pending Actions.  There are no material legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting any of the Project Owners or any of the Projects. None of the Project Owners is subject to any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or administrative, governmental or regulatory authority or body which would be likely to have a material adverse effect on the business of the Project
Owner.

	4.1.4	Financial Statements.  JHF has delivered to Headliners the
audited financial statements of the Project Owners as of September 30, 2004 ("Project Financial Statements"). The Project Financial Statements fairly present the financial condition of the Project Owners as of the date shown on the Project Financial Statements and the results of operations of the Project Owners for the period covered in the Project Financial Statements.

        4.1.5. Absence Of Certain Changes Or Events. To the knowledge of JHF, since September 30, 2004:

	(A)	there has not been (i) any material adverse change in the
business, operations, properties, assets, or condition of the Projects or
(ii) any damage, destruction, or loss to any of the Projects (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of that Project;

	(B)	None of the Project Owners has (i) made any material change in its method of management, operation, or accounting; (ii) other than in the ordinary course of business, entered into any other material transaction;
(iii) other than pursuant to any existing employment agreement, made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (iv) other than pursuant to any existing employment agreement, increased the rate of compensation payable or to become payable by it to any of its officers or any of its employees whose monthly compensation exceeds $5,000; or (v) other than pursuant to any existing employment agreement, made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

	(C)	None of the Project Owners has (i) materially borrowed or
agreed to borrow any funds, or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the Project Financial Statements and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except non-material assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $50,000), or canceled, or agreed to cancel, any debts or claims (except non-material debts or claims which in the aggregate are of a value of less than $50,000); or (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of the Project); and

	(D)	to the knowledge of the Transferors, none of the Projects has become subject to any law or regulation which materially and adversely affects, or in the future is substantially likely to have a material adverse effect on the Project.

	4.1.6	Ownership of Assets.  Except as specifically identified in the
Project Financial Statements, each of the Project Owners has good, marketable title, without any liens or encumbrances of any nature whatever, to all of its assets.

	4.1.7 	No Interest in Suppliers, Customers, Creditors or Competitors.
Neither JHF nor any principal or executive of JHF nor any member of their respective families has any interest of any nature whatever in any supplier, creditor or competitor of any of the Projects.

        4.1.8. No Debt Owed to JHF. None of the Project Owners owes any money or property to JHF or to a principal or executive of JHF or any member of their families or to any company controlled by or under common control with such a person, directly or indirectly.

	4.1.9.	Compliance with Laws.  The operations of the Projects have
been conducted in all material respects in accordance with all applicable statutes, laws, rules and regulations.

        4.2 Headliners Warranties. Headliners warrants and represents to the Transferors that:

        4.2.1 Due Authority. The execution, delivery, and performance of this Agreement by the executive officers of Headliners has been duly authorized by all necessary corporate and shareholder action, and this Agreement, upon its execution by the parties, will constitute the valid and binding obligation of Headliners enforceable against it in accordance with and subject to its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights

        4.2.2 SEC Filings. The reports filed by Headliners with the SEC since January 1, 2004 are complete and accurate in all material respects, and comply with the filing requirements of the Rules of the SEC.

	4.2.3	Absence Of Certain Changes Or Events.  Except as set forth in filings made by Headliners with the SEC, to the knowledge of Headliners, since September 30, 2004:

	(A)	there has not been (i) any material adverse change in the
business, operations, properties, assets, or condition of Headliners or
(ii) any damage, destruction, or loss to any of its properties (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Headliners;

	(B)	Headliners has not (i) made any material change in its method of management, operation, or accounting; or (ii) other than in the ordinary course of business, entered into any other material transaction;

	(C)	Headliners has not (i) materially borrowed or agreed to borrow any funds, or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except non-material assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $50,000), or canceled, or agreed to cancel, any debts or claims (except non-material debts or claims which in the aggregate are of a value of less than $50,000); or (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Headliners); and

	(D)	to the knowledge of Headliners, none of its properties has
become subject to any law or regulation which materially and adversely affects, or in the future is substantially likely to have a material adverse effect on Headliners.

        V.     FUTURE PROJECTS

        5.1 JHF Marks. JHF specifically retains the right to use the JHF Marks in developing projects and properties, provided that such projects and properties do not compete directly with any of the Projects. Two properties will be deemed to be in competition with each other if they are located within fifty (50) miles of each other.

        5.2 Headliners Right of First Refusal. In the event that either of the Transferors wishes to develop a property that will utilize any of the JHF Marks in connection with its operations, JHF will deliver to Headliners a detailed business plan for the property, together with a budget for its development. Within thirty days after receipt of the business plan, Headliners may choose to provide the financing required by the budget in exchange for 100% of the equity interest in the resulting property. Any such property that Headliners opts to fund will be developed and assigned in the manner described in Section II of this Agreement with respect to the Virginia Project.

        5.3 JHF Right of First Refusal. In the event that Headliners wishes to develop a property using the Rascals Mark and/or one of the JHF Marks, Headliners will deliver to JHF a detailed business plan for the property, together with a budget for its development. Within thirty days after receipt of the business plan, JHF may undertake to design, develop and manage the property. Any such property that JHF opts to develop and manage will be developed and assigned in the manner described in Section II of this Agreement with respect to the Virginia Project.

	VI	PLEDGE OF SECURITIES

	On the Initial Closing Date, Headliners will execute and tender to JHF the Securities Pledge Agreement in the form annexed hereto as Appendix B, in which Headliners will pledge 66?% of its interest in the Project Owners identified as Cincinnati, Kansas City and Tucson to secure the obligations set forth in this Agreement.

	VII	MISCELLANEOUS

        7.1 Notice. All notices given in writing shall be effective when either served by personal delivery or by an overnight courier with a national reputation, if the signature of the intended recipient is obtained. In order to be effective, all notices shall addressed to the President of the party at the address set forth on the first page of this Agreement, or to such other address as either party may later specify by written notice.

        7.2 Governing Law. This agreement shall be governed by the laws of the State of New Jersey applicable to contracts made and to be carried out therein.

        7.3 Arbitration. All disputes, controversies, or claims arising out of or relating to this Agreement or a breach thereof shall be submitted to and finally resolved by arbitration under the rules of the American Arbitration Association ("AAA") then in effect. There shall be one arbitrator, and such arbitrator shall be chosen by mutual agreement of the parties in accordance with AAA rules. The arbitration shall take place in Newark, New Jersey. The findings of the arbitrator shall be final and binding on the parties, and may be entered in any court of competent jurisdiction for enforcement.

        IN WITNESS WHEREOF, the parties have executed this agreement as of the date written on its first line.

HEADLINERS ENTERTAINMENT		JHF PROPERTIES, LLC
GROUP, INC.

By: /s/ Eduardo Rodriguez               By:/s/ Paul Butler
-------------------------               -------------------
Eduardo Rodriguez, C.E.O.               Paul Butler, C.E.O.


                                        /s/ Paul Butler
                                        -------------------
                                        PAUL BUTLER


                                 APPENDIX A


THIS DEBENTURE, AND THE SECURITIES INTO WHICH IT IS CONVERTIBLE (COLLECTIVELY, THE "SECURITIES"), HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THE SECURITIES ARE BEING OFFERED PURSUANT TO A SAFE HARBOR FROM REGISTRATION UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES ARE "RESTRICTED" AND MAY NOT BE OFFERED OR SOLD UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT, PURSUANT TO REGULATION D OR PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE COMPANY WILL BE PROVIDED WITH OPINION OF COUNSEL OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH EXEMPTIONS ARE AVAILABLE. FURTHER HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE MADE EXCEPT IN COMPLIANCE WITH THE ACT.

                    HEADLINERS ENTERTAINMENT GROUP, INC.

                         0% Convertible Debenture

                             March ___, 2006

       No.                                             US$

     This Debenture (the "Debenture") is issued on March ___, 2005
(the "Closing Date") by Headliners Entertainment Group, Inc., a Delaware corporation (the "Company"), to ___________________________________(together with its permitted successors and assigns, the "Holder") pursuant to exemptions from registration under the Securities Act of 1933, as amended.

         1.01 Principal and Interest. For value received, the Company hereby promises to pay to the order of the Holder on March ___, 2008 (the "Payment Date") in lawful money of the United States of America and in immediately available funds the principal sum of ___________________________ U.S.
Dollars ($_____________). This obligation shall not bear interest. At the Company's option, the entire principal amount that remains outstanding on the
Payment Date may be converted in accordance with Section 1.02 herein.   In no
event shall the Holder be entitled to convert this Debenture for a number of shares of Common Stock in excess of that number of shares of Common Stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder and its affiliates to exceed 9.99% of the outstanding shares of the Common Stock following such conversion.

         1.02 Optional Conversion. The Holder is entitled, at its option, to convert, and sell on the same day, at any time and from time to time, until payment in full of this Debenture, all or any part of the principal amount of the Debenture into shares (the "Conversion Shares") of the Company's common stock, $.001 par value ("Common Stock"), at the price per share (the "Conversion Price") equal to the average of the closing bid prices of the Company's Common Stock, as quoted by Bloomberg, LP, for the five (5) trading days immediately preceding the Conversion Date (as defined herein). No fraction of shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. To convert this Debenture, the Holder hereof shall deliver written notice thereof, substantially in the form of Exhibit "A" to this Debenture, with appropriate insertions (the "Conversion Notice"), to the Company at its address as set forth herein. The date upon which the conversion shall be effective (the "Conversion Date") shall be deemed to be the date set forth in the Conversion Notice.

         1.03 Right of Redemption. The Company, at its option, shall have the right to redeem, with five (5) business days advance written notice (the "Redemption Notice"), a portion or all of the outstanding principal amount of this Debenture. The redemption price shall be par.

         1.04  Events of Default.  An "Event of Default" is defined as follows:
(a) failure by the Company to pay amounts due hereunder within fifteen (15) days of the date of maturity of this Debenture; (b) failure by the Company for ten (10) days after notice to it to comply with any of its other agreements in the Debenture; or (c) events of bankruptcy or insolvency. Upon the occurrence of an Event of Default, the Holder may, in its sole discretion, accelerate full repayment of the Debentures or may, notwithstanding any limitations contained in this Debenture, convert the entire principal amount of this Debentures outstanding into shares of Common Stock pursuant to Section 1.02 herein.

         2.01 Notice. Notices regarding this Debenture shall be sent to the parties at the following addresses, unless a party notifies the other parties, in writing, of a change of address:

         If to the Company, to:

         Headliners Entertainment Group, Inc.
         501 Bloomfield Avenue
         Montclair, NJ 07042
         Attention:	Ed Rodriguez
         Telephone:	(973) 233-1233
         Facsimile:	(973) 233-1299

         With a copy to:

         Robert Brantl, Esq.
         322 4th Street
         Brooklyn, NY 11215
         Telephone:	(718) 768-6045
         Facsimile:	(718) 965-4042

         If to the Holder:

         Telephone:
         Facsimile:


         2.02 Governing Law. This Debenture shall be deemed to be made under and shall be construed in accordance with the laws of the State of New Jersey without giving effect to the principals of conflict of laws thereof.

         2.03 Arbitration. All disputes, controversies, or claims arising out of or relating to this Debenture shall be submitted to and finally resolved by arbitration under the rules of the American Arbitration Association
("AAA") then in effect. There shall be one arbitrator, and such arbitrator shall be chosen by mutual agreement of the parties in accordance with AAA rules. The arbitration shall take place in Newark, New Jersey. The findings of the arbitrator shall be final and binding on the parties, and may be entered in any court of competent jurisdiction for enforcement.

        IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Company as executed this Debenture as of the date first written above.


                               HEADLINERS ENTERTAINMENT GROUP, INC.

                               By:
                               Name:	Eduardo Rodriguez
                               Title:	President




                                 EXHIBIT "A"
                             NOTICE OF CONVERSION
        (To be executed by the Holder in order to convert the Debenture)

TO:


         The undersigned hereby irrevocably elects to convert US$ __________ of the principal amount of the above Debenture into Shares of Common Stock of Headliners Entertainment Group, Inc., according to the conditions stated therein, as of the Conversion Date written below. Conversion Date:

Applicable Conversion

Price:______________________________________________

Signature:__________________________________________

Name:_______________________________________________

Address:____________________________________________

Amount to be converted:US$__________________________

Amount of Debenture unconverted:US$_________________

Conversion Price per share:US$______________________

Number of shares of Common Stock to be issued:
____________________________________________________

Please issue the shares of Common Stock in the following name and to the following address:

Issue to: __________________________________________

Authorized Signature:_______________________________

Name:_______________________________________________

Title:______________________________________________

Phone Number:_______________________________________

Broker DTC Participant Code:________________________

Account Number:_____________________________________



                                 APPENDIX B

                        SECURITIES PLEDGE AGREEMENT

     This SECURITIES PLEDGE AGREEMENT (the "Agreement") is made and entered into as of March 29, 2005 by and among HEADLINERS ENTERTAINMENT GROUP, INC., a Delaware corporation with offices at 501 Bloomfield Avenue, Montclair, NJ 07042 ("Debtor"), PAUL BUTLER, with offices at 6728 Hyland Croy, Dublin, OH 43016 for himself and as agent for JHF PROPERTIES, LLC, an Ohio limited liability company with offices at 6728 Hyland Croy, Dublin, OH 43016 (together, "Secured Party").

                                  RECITALS

     Pursuant to the terms of a Consolidated Acquisition Agreement dated March 29, 2005 (the "Secured Agreement"), the Debtor agreed to make certain payments and deliveries to the Secured Party in exchange for the equity in certain entities now owned by the Secured Party. Pursuant to the provisions of the Secured Agreement, the Debtor has agreed to provide certain collateral to secure the Debtor's obligations to the Secured Party under the Secured Agreement.

     NOW, THEREFORE, in consideration of the foregoing and of the covenants set forth herein, the Secured Party and the Debtor hereby agree as follows:

                                 ARTICLE I

                                COLLATERAL

     As security for the Debtor's obligations under the Secured Agreement, the Debtor hereby grants to the Secured Party a continuing security interest in the a divided two-third's share of Debtor's right, title and interest in each of the following entities (the "Collateral"):

     a.   1133 Sycamore St. LLC (Cincinnati)
     b.   4115 Mill Street LLC (Kansas City)
     c.   296 N. Stone LLC (Tucson)

The Collateral shall be reduced as the Debtor's obligation to the Secured Party under the 0% Convertible Debenture dated the same date as this agreement (the "Debenture") is satisfied. When the Debtor's obligation under the Debenture has been reduced by One Million Dollars ($1,000,000), the pledge of the Debtor's interest in the entity identified as "Cincinnati" will
terminate.   When the Debtor's obligation under the Debenture has been
reduced by Two Million Dollars ($2,000,000), the pledge of the Debtor's
interest in the entity identified as "Kansas City" will terminate.    When
the Debtor's obligation under the Debenture has been reduced by Three Million Dollars ($3,000,000), this agreement and the pledge of Debtor's interest in the entity identified as Tucson will terminate.



                               ARTICLE II

                          OBLIGATIONS SECURED

     The Collateral and the power of collection pertaining thereto shall secure the prompt and complete performance and payment of any and all obligations of the Debtor to the Secured Party pursuant to the Secured Agreement, except such obligations as to which the Secured Agreement recites an exclusive remedy, together with all fees, expenses, commissions, charges, penalties, and other amounts owing by or chargeable to the Debtor under this Agreement (collectively, the "Obligations").


                              ARTICLE III

                DUTIES OF THE DEBTOR REGARDING COLLATERAL

     At all times hereafter, the Debtor shall:

     (a)     maintain good and complete title to the Collateral;

     (b) keep the Collateral free and clear at all times of all other security interests, liens, or encumbrances of any kind, including, without limitation, any lien arising as a result of the Debtor's failure to pay any and all taxes or governmental assessments or charges of any kind whatsoever;

     (c) refrain from selling, assigning or otherwise disposing of any of the Collateral without the prior written consent of the Secured Party, or until all of the Debtor's obligations have been paid in full; and

     (d) refrain from transferring or impairing the assets of any entity included in the Collateral outside the ordinary course of business without the prior written consent of the Secured Party or until all of the Debtor's obligations have been paid in full.


                                ARTICLE IV

                             EVENTS OF DEFAULT

     Section 4.1 Definition. For purposes hereof, the failure of the Debtor to perform or comply with any act, duty or obligation required to be performed under this Agreement or under the Secured Agreement shall be an "Event of Default" if such failure is not remedied within ten (10) days following receipt by the Debtor of notice of such failure from the Secured Party.

     Section 4.2 Rights and Remedies Upon Default. If an Event of Default shall have occurred and be continuing, the Secured Party may, at his sole option, without notice or demand, declare the Obligations to be immediately due and payable. As to any Collateral, the Secured Party shall have the rights and remedies of any secured creditor under the Uniform Commercial Code as in effect, from time to time, in New Jersey ("UCC"), such rights to be exercised in such order or manner as the Secured Party may determine in his sole discretion against the Debtor. If for any reason the Secured Party should be required by law or otherwise to give notice to the Debtor of the sale of any Collateral, the Debtor agrees that any written notice sent by overnight delivery service not less than five (5) calendar days before the sale or mailed postage prepaid to the Debtor's executive offices (attention: President) not less than ten (10) calendar days before the sale shall be deemed reasonable and adequate.


                                  ARTICLE V

                                   WAIVERS

     Section 5.1 Waivers of Rights. The Debtor waives any right to require the Secured Party to (a) proceed against any person, (b) proceed against any other collateral under any other agreement, (c) pursue any other remedy in the Secured Party's power, and (d) make presentment, demand, dishonor, notice of dishonor, acceleration and/or notice of non-payment.

     Section 5.2 Waiver of Defense. The Debtor waives any defense that it may have to the exercise by Secured Party of its rights under this Agreement, other than payment in full of the Obligations.

                                 ARTICLE VI

                               MISCELLANEOUS

     Section 6.1     Attorney-in-Fact.  The Debtor appoints the Secured
Party its true attorney-in-fact to perform any of the following powers, which are irrevocable until termination of this Agreement and may be exercised, from time to time, by the Secured Party in the event of an Event of Default:
(i) to perform any obligation of the Debtor hereunder in the Debtor's name or otherwise; (ii) to collect by legal proceedings or otherwise all dividends, interest, principal or other sums now or hereafter payable upon or on account of the Collateral, to accept other property in exchange for the Collateral, and any money or property received in exchange for the Collateral may be applied to the Obligations to the Secured Party or held by the Secured Party under this Agreement; (iii) to make any compromise or settlement the Secured Party deems desirable or proper in respect of the Collateral; (iv) to insure, process and preserve the Collateral. The foregoing power of attorney shall take effect only upon an Event of Default or upon failure by Debtor to perform any of its obligations hereunder. The Debtor further authorizes the Secured Party to file Form UCC-1 Financing Statements naming Debtor as the debtor thereunder without the signature of Debtor in such jurisdictions as shall be necessary to perfect Secured Party's security interest as contemplated by the Agreement.

     Section 6.2 Fees and Expenses. On demand by the Secured Party, after an Event of Default, the Debtor shall pay all reasonable fees, costs, and expenses (including without limitation reasonable attorneys' fees and legal expenses) incurred by the Secured Party in connection with (a) filing or recording any documents (including all taxes in connection therewith) in public offices; and (b) paying or discharging any taxes, counsel fees, maintenance fees, encumbrances, or other amounts in connection with protecting, maintaining, or preserving the Collateral or defending or prosecuting any actions or proceedings arising out of or related to the Collateral.

     Section 6.3 No Waiver. No course of dealing between the Debtor and the Secured Party, nor any failure to exercise nor any delay in exercising, on the part of the Secured Party, any right, power, or privilege under this Agreement or under the Secured Agreements shall operate as a waiver. No single or partial exercise of any right, power, or privilege under this Agreement by the Secured Party shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege by the Secured Party.

     Section 6.4 Amendments; Entire Agreement. This Agreement is subject to modification only by a writing signed by the parties. To the extent that any provision of this Agreement conflicts with any provision of the Secured Agreements, the provision giving the Secured Party greater rights or remedies shall govern, it being understood that the purpose of this Agreement is to add to, and not detract from, the rights granted to Secured Party under the Secured Agreements. This Agreement, the Project Agreement, the Properties Agreement, and the documents relating thereto comprise the entire agreement of the parties with respect to the matters addressed in this Agreement.

     Section 6.5 Further Assurances. At the Secured Party's request, Debtor shall execute and deliver to the Secured Party any further instruments or documentation, and perform any acts, that may be reasonably necessary or appropriate to implement this Agreement, including without limitation any instrument or documentation reasonably necessary or appropriate to create, maintain, perfect, or effectuate the Secured Party's security interests in the Collateral.

     Section 6.6 Release. At such time as the Debtor shall completely satisfy all of the Obligations or such time as this agreement shall terminate as set forth in Article I, the Secured Party shall execute and deliver to the Debtor all assignments and other instruments as may be reasonably necessary or proper to terminate this Agreement and the Secured Party's security interest in the Collateral, subject to any disposition of the Collateral which may have been made by the Secured Party pursuant to this Agreement, and shall file a UCC-3 Termination Statement in every jurisdiction where it filed a UCC-1 in the name of the Debtor. For the purpose of this Agreement, the Obligations shall be deemed to continue if the Debtor enters into any bankruptcy or similar proceeding at a time when any amount paid to the Secured Party could be ordered to be repaid as a preference or pursuant to a similar theory, and shall continue until it is finally determined that no such repayment can be ordered.

     Section 6.7 Successors. The benefits and burdens of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties; provided, however, that the Debtor may not transfer any of the Collateral or any rights hereunder, without the prior written consent of the Secured Party, except as specifically permitted hereby.



     IN WITNESS WHEREOF, the Debtor and the Secured Party have duly executed this Agreement as of the day and year first written above.

HEADLINERS ENTERTAINMENT                    JHF PROPERTIES, LLC
GROUP, INC.

By:______________________________           By:___________________________
Eduardo Rodriguez, C.E.O.                   Paul Butler, C.E.O.


                                            ______________________________
                                            PAUL BUTLER